Exhibit 99.2

Contact:Anthony D. Ishaug

763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES

QUARTERLY CASH DIVIDEND

Minneapolis, MN (July 17,2024)  -  Winmark Corporation (Nasdaq: WINA) announced today that its

Board of Directors has approved the payment of a quarterly cash dividend to shareholders. The quarterly dividend of $0.90 per share will be paid on September 3, 2024 to shareholders of record on the close of business on August 14, 2024.  Future dividends will be subject to Board approval.

Winmark - the Resale Company®, is a nationally recognized franchising business focused on sustainability and small business formation.  We champion and guide entrepreneurs interested in operating one of our award winning resale franchises: Plato’s Closet®, Once Upon A Child®, Play It Again Sports®, Style Encore® and Music Go Round®.  At June 29, 2024, there were 1,336 franchises in operation and over 2,800 available territories.  An additional 77 franchises have been awarded but are not open.